EXHIBIT 10.1

MARKETING AND CONSULTING AGREEMENT

This Marketing and Consulting Agreement (“Agreement”), is made and entered into as of the 1st day of November, 2014, by and between CorProminence, LLC, a New York limited liability company, with offices at 377 Oak Street, Concourse 2, Garden City, New York 11530 (“CorProminence”) and Eventure Interactive Inc., 3420 Bristol Street, 6th Floor, Costa Mesa, CA 92626 (hereinafter referred to as “Eventure Interactive” or “Eventure.” CorProminence and Eventure are hereinafter referred to individually as “Party” and collectively as “Parties.”

RECITALS

A.	CorProminence is in the business of providing services for shareholder information and shareholder relations;

B.	Eventure Interactive has had discussions and negotiations with CorProminence for CorProminence to render to Eventure Interactive the shareholder information and shareholder relations services identified below; and

C.	The Parties wish to reduce to writing the terms and conditions under which CorProminence will provide such information and services to Eventure Interactive.

AGREEMENT

For and in consideration of the mutual promises and covenants contained in this Agreement and for other good and valid consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Term of Agreement

The term of this Agreement shall commence on November 1, 2014 and shall end on October 31, 2015, (“Term”). Thereafter, the Term may be renewed upon the mutual written consent of the Parties, for a one (1) year term, although there is no obligation on the part of either Party to do so.

2.	Services to be Rendered by CorProminence to Eventure Interactive

During the Term, CorProminence shall provide Eventure Interactive, on a best efforts basis, a strategic market and investor awareness program by providing comprehensive corporate and shareholder communications development, which will promote the Eventure Interactive brand and incorporate the following services (“Services”) to Eventure Interactive, all subject to the prior approval of Eventure Interactive:

1 | Page	Eventure Interactive Inc.	CONFIDENTIAL

(i)	On Demand Road Show Services: CorProminence will coordinate and facilitate key introductions to retail and institutional financial services communities, including broker dealers, investment bankers, fund managers and analysts. This includes coordinating retail “roadshow” days in various geographical locations and money centers throughout the United States. This service also includes virtual meetings conducted electronically via “Go To Meeting” and the like.

(ii)	Financial Industry Events: CorProminence sponsors, prepares for and participates with Eventure Interactive within select, pre-approved financial and relevant industry trade shows (i.e., ROTH, RODMAN, LD MICRO, SIDOTI, MARCUM, PIPES, SCIA etc.…), including preparation of corporate promotional collateral and investor presentations, as needed.

(iii)	Luncheon/Dinner Series: CorProminence arranges and coordinates pre-approved Eventure Interactive sponsored luncheons/dinners with a targeted audience of 25-50 brokers and broker-dealers and other investment sources (analysts, bankers and investors) in one setting, in the following markets: Boston, New York, Philadelphia, Atlanta, Florida, St. Louis, Chicago, Dallas, San Francisco and Los Angeles (luncheons/dinners incur an additional cost of $1000 per event plus the cost of meals).

(iv)	Corporate Communications: CorProminence will help create and manage investor informational packages, presentation materials (PowerPoint Presentation Deck), One Page Summary for Registered Representatives, assist writing/editing Press Releases and will work in a coordinated communications effort with company management and staff.

(v)	Investor Relations Newsroom Promotions: CorProminence will develop and integrate an interactive Investor Relations News, Content and Video Channel Hub; this includes content updates and maintenance in coordination with IRWebkit (Eventure Interactive will contract directly with IRWebkit, as needed).

(vi)	The CorVideo™ Executive Interview Series: CorProminence will conduct, produce and distribute up to two executive interview videos per month (additional videos incur an additional cost of $1,000 per video). Distribution will occur on corporate IR Newsroom, Corporate You Tube Channel, social media channels and many other financial and social distribution sources including, but not limited to, the Zacks Research Distribution network should that resource become available. Production includes copy writing, transcription, graphics, video template design, recording, production and post-production. Video categories are as follows: executive interviews and video news releases.

2 | Page	Eventure Interactive Inc.	CONFIDENTIAL

3.	Compensation

(i)	On or before November 1, 2014, Eventure Interactive shall deliver to CorProminence a fee of Ten Thousand Dollars ($10,000) per month (“Monthly Fee”) and shall pay this Monthly Fee on the 1st day of each consecutive month thereafter, through and including October 1, 2015. The Monthly Fee shall apply to all costs associated with delivering the Services, except for the cost of the Luncheon/Dinner Series meetings. Eventure Interactive shall pay the cost for the luncheons. Eventure Interactive will also be responsible for registration and reasonable travel costs for authorized representatives of CorProminence to attend the Financial Industry Events where Eventure Interactive presents or participates, including reasonable expenses incurred by members of CorProminence for attendance at these Financial Industry Events.

(ii)	In addition to the Monthly Fee, Eventure Interactive agrees to immediately award, issue and deliver to CorProminence two hundred seventeen thousand, one hundred seventy-five (217,175) of Eventure Interactive’s authorized common shares of the Company (EVTI) (“Shares”), upon the signing of this agreement, in the form of restricted shares, bearing the appropriate indicative legend thereto, for CorProminence’s work as additional consideration for the services to be provided by CorProminence to the Company under the term of this Agreement. All such Shares will be adjusted on a prorated basis to account for any Share split during the Term and thereafter.

Wiring instructions for payment of the Monthly Fee are:

CorProminence, LLC

377 Oak Street

Concourse 2

Garden City, NY 11530

Bank of America

Roslyn Heights, NY

Routing Number: 026009593

Account Number: 483018668556

Tax ID Number: 27-0694138

Except for the consideration set forth in this Agreement, Eventure Interactive shall have no other obligation for payment to CorProminence for delivery of the services identified in this Agreement.

4.	Disclosure of Information

Eventure Interactive will furnish to CorProminence all information and documents relating to Eventure Interactive as reasonably necessary for CorProminence to perform the Services. In performing the Services, CorProminence shall use only such information and documents which have been provided by Eventure Interactive or which Eventure Interactive has approved in writing in advance for use by CorProminence. CorProminence shall not make any representations on behalf of Eventure Interactive without the prior written consent and approval of Eventure Interactive. Nothing contained in this Agreement shall grant CorProminence any right, title, or interest in Eventure Interactive’s trademarks, patents, copyrights, trade secrets or other intellectual property.

3 | Page	Eventure Interactive Inc.	CONFIDENTIAL

CorProminence shall not disclose to any third party any material non-public information or documents received from Eventure Interactive (“Confidential Information”) without the prior written consent of Eventure Interactive other than: (i) to the agents or representatives of CorProminence that have a need to know in connection with the Services, provided such agents or representatives have a similar obligation to maintain the confidentiality of Confidential Information; (ii) as may be required by applicable law; provided, however, CorProminence shall provide prompt prior written notice thereof to Eventure Interactive to enable Eventure Interactive to seek a protective order or otherwise prevent such disclosure; or (iii) such Confidential Information has become publicly known through no action of CorProminence or its agents or representatives.

5.	Expenses

Only expenses that would ordinarily be incurred by Eventure Interactive will be billed to Eventure Interactive on a monthly basis. Applicable reimbursements consist of postage for investor packages or research reports (if CorProminence’s office provides fulfillment), fees for news wire services (if CorProminence’s office disseminates news releases), and fees for fax-broadcasting news releases. Eventure Interactive shall provide CorProminence all investor and broker due-diligence packages. Any packages requiring additional photocopying/printing will be billed back to Eventure Interactive at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel (CorProminence has the option to fly Business Class for air travel over five (5) hours), hotel, ground transportation or media campaigns, etc. shall be paid by Eventure Interactive, only with the prior authorization by Eventure Interactive to incurring any such expenses. Reimbursement for any expenses over $1000 within a calendar month shall be subject to pre-approval by Eventure Interactive.

6.	Representations and Warranties of CorProminence

In order to induce Eventure Interactive to enter into this Agreement, CorProminence hereby makes the following unconditional representations and warranties:

In connection with its execution of and performance under this Agreement, CorProminence has not taken and will not take any action that will cause it to become required to make any filings with or to register in any capacity with the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the securities commissioner or department of any state, or any other regulatory or governmental body or agency.

Neither CorProminence nor any of its principals, agents or representatives, is subject to any investigation, inquiry, sanction or restriction imposed by the SEC, FINRA, any state securities commission or department, or any other regulatory or governmental body or agency, which would prohibit, limit or curtail CorProminence’s execution of this Agreement or the performance of its obligation hereunder. CorProminence is permitted to provide consulting services to any corporation or entity engaged in a business identical or similar to Eventure Interactive’s, as long as there is no breach of confidentiality or conflict of interest with the business of Eventure Interactive.

4 | Page	Eventure Interactive Inc.	CONFIDENTIAL

7.	Representations and Warranties of Eventure Interactive

In order to induce CorProminence to enter into this Agreement, Eventure Interactive hereby makes the following unconditional representations and warranties:

Eventure Interactive is not subject to any restriction imposed by the SEC or by operation of the Securities Act of 1933, as amended (“1933 Act”), the Exchange Act of 1934, as amended (“1934 Act”) or any of the rules and regulations promulgated under the 1933 Act or the 1934 Act which prohibit its execution of this Agreement or the performance of its obligations to CorProminence set forth in this Agreement. All payments are required to be made on time and in accordance with the payment terms and conditions set forth in this Agreement.

8.	Indemnification of CorProminence by Eventure Interactive

Eventure Interactive acknowledges that CorProminence relies on information provided by Eventure Interactive in connection with the provision of the Services and represents that such information does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made, in light of the circumstances in which they were made, not misleading, and agrees to hold harmless and indemnify CorProminence for claims against CorProminence as a result of any breach of such representation and for any claims relating to the purchase and/or sale of the Shares occurring out of or in connection with CorProminence’s relationship with Eventure Interactive, including, but not limited to, reasonable attorney’s fees and other costs arising out of any such claims; provided, however, that Eventure Interactive shall not be liable in any such case for losses, claims, damages, liabilities or expenses that arise from the negligence or willful misconduct of CorProminence or its agents or representatives.

9.	Indemnification of Eventure Interactive by CorProminence

CorProminence and its principals shall indemnify and hold harmless Eventure Interactive and its agents and representatives from and against any and all losses, claims, damages, liabilities or expenses, including, but not limited to, reasonable attorney’s fees and other costs related thereto, arising out of CorProminence’s negligent performance of the Services or intentional breach of its representations, warranties or material provisions in the Agreement.

5 | Page	Eventure Interactive Inc.	CONFIDENTIAL

10.	Applicable Law

It is the intention of the Parties that this Agreement and the performance of this Agreement and all lawsuits and special proceedings arising therefrom be construed in accordance with and under and pursuant to the laws of the State of New York and that in any action, special proceeding or other proceedings that may be brought arising out of, in connection with or by reason of this Agreement, the law of the State of New York shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

11.	Dispute Resolution

If a dispute arises relating to this Agreement or the termination of this Agreement, claims for breach of contract or breach of the covenant of good faith and fair dealing, claims of discrimination or any other claims under any federal, state or local law or regulation now in existence or hereinafter enacted, and as amended from time to time (“Dispute”), the Parties shall attempt in good faith to settle the Dispute through mediation conducted by a mediator to be mutually selected by the parties. The Parties shall share the costs of the mediator equally. Each Party shall cooperate fully and fairly with the mediator and shall attempt to reach a mutually satisfactory compromise of the Dispute. If the Dispute is not resolved within thirty (30) days after it is referred to the mediator, it shall be resolved through final and binding arbitration, as specified in this Section 11.

Binding arbitration shall be conducted by the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) sitting in New York City, New York, for resolution by a single arbitrator acceptable to both parties. If the parties fail to agree to an arbitrator within ten (10) days of a written demand for arbitration being sent by one party to the other party, then JAMS shall select the arbitrator according to the JAMS Rules for Commercial Arbitration. The arbitration shall be conducted in accordance with the New York Code of Civil Procedure and the New York Code of Evidence. The award of such arbitrator shall be final and binding on the Parties and may be enforced by any court of competent jurisdiction. In the event of arbitration to resolve a Dispute, the prevailing party shall be entitled to recover its attorney’s fees and other out-of-pocket costs incurred in connection therewith from any non-prevailing party involved therein.

12.	Non-Circumvention

The Parties agree that Confidential Information shall not be used for the enrichment, directly or indirectly, of CorProminence or its agents or representatives, without the express written consent of Eventure Interactive. In addition, CorProminence agrees that, following receipt of Confidential Information from Eventure Interactive, including, but not limited to, its relationships and business contacts, CorProminence shall not contract or attempt to sell to, transact business with or purchase from the persons or entities represented by Eventure Interactive’s relationships or business contacts without the prior written permission from Eventure Interactive unless: (i) a business relationship between CorProminence and Eventure Interactive’s relationship predated this Agreement; and (ii) CorProminence can substantiate the same to the reasonable satisfaction of Eventure Interactive.

6 | Page	Eventure Interactive Inc.	CONFIDENTIAL

13.	No Assignment or Delegation Without Prior Approval

No portion of the Agreement or any of its provisions may be assigned, nor obligations delegated, to any other person without the prior written consent of the Parties, except by operation of law or as otherwise set forth in this Agreement.

14.	Survival of Agreement

The Agreement and all of its terms shall inure to the benefit of any permitted assignees of or lawful successors to either Party.

15.	Independent Contractor

CorProminence agrees to perform the services identified in this Agreement as an independent contractor. Nothing contained in this Agreement shall be construed to create an employer-employee relationship between the Parties. CorProminence shall have no authority to enter into any agreement on behalf of Eventure Interactive or to bind Eventure Interactive in any manner whatsoever, unless Eventure Interactive authorizes CorProminence to do so in writing in advance of any such agreement being signed by CorProminence.

16.	No Amendment Except in Writing

Neither the Agreement nor any of its provisions may be altered or amended, except in a dated writing signed by the Parties.

17.	Waiver of Breach

No waiver of any breach of any provision of this Agreement shall be deemed to constitute a continuing waiver or a waiver of any other provision of this Agreement.

18.	Severability of the Agreement

Except as otherwise provided herein, if any provision hereof is deemed by arbitration or a court of competent jurisdiction to be legally unenforceable or void, such provision shall be stricken from the Agreement and the remainder hereof shall remain in full force and effect.

7 | Page	Eventure Interactive Inc.	CONFIDENTIAL

19.	Termination of the Agreement

This Agreement may be terminated by either Party by providing the other Party a Notice of Termination thirty (30) days prior to the effective date of the termination of this Agreement (“Effective Date of Termination). In the event of termination of this Agreement by Eventure Interactive, unless such termination was due to the negligence, gross misconduct or breach of its representations, warranties and a material provision set forth in the Agreement, CorProminence shall be entitled to retain the Monthly Fee it has earned prior to the Effective date of Termination without any claim by Eventure Interactive for reimbursement of the Monthly Fee paid to the Effective Date of Termination. In addition, if Eventure Interactive terminates this Agreement for any reason, CorProminence shall return to Eventure Interactive the pro rata number of Shares it earned from Eventure Interactive pursuant to Section 3. (ii) of this Agreement based upon a 365 day year. To calculate the number of Shares to be returned to Eventure Interactive, the Parties agree that CorProminence shall earn 595 Shares per day to and including the Effective Date of Termination. Thus, by way of example, if this Agreement is terminated by Eventure Interactive 300 days from the commencement of the Term, CorProminence would be entitled to retain 178,500 Shares and required to return 38,675 Shares.

20.	Counterparts and Facsimile Signature

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party to this Agreement shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile copies shall constitute enforceable original documents.

21.	No Construction Against the Party Drafting This Agreement.

The Agreement shall be construed without regard to any presumption or other requiring construction against the Party drafting this Agreement.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, effective as of the date set forth above.

Eventure Interactive, Inc.		CorProminence, LLC

By:	/s/ Michael Rountree	By:	/s/ Scott Gordon
Print Name: Michael Rountree		Print Name: Scott Gordon
Title: CFO, Treasurer		Title: Managing Member
Date: October 30, 2014		Date: October 30, 2014

8 | Page	Eventure Interactive Inc.	CONFIDENTIAL